Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

William Lyon Homes:

We consent to the use of our reports dated February 22, 2018, with respect to the consolidated balance sheets of William Lyon Homes and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, equity, cash flows for each of the years in the three-year period ended December 31, 2017, and related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

July 3, 2018